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                                  EXHIBIT 10.22

                  AMENDMENT NO. 4 TO MASTER AGREEMENT TO LEASE

      This Amendment No. 4 (hereinafter "Amendment 4") is made to that certain Master Agreement to Lease between National Health Investors, Inc. ("Landlord") and National HealthCare L.P. ("Tenant") dated October 17, 1991, (hereinafter "Master Lease"), and is entered into effective the 31st day of December, 1997.

      WHEREAS, pursuant to the terms of the Master Lease, National HealthCare L.P. ("NHC") has heretofore agreed to lease certain licensed nursing homes or retirement centers in 43 locations as identified on Exhibit A to said Master Lease; and

      WHEREAS, NHC has obtained a Certificate of Need to expand the number of licensed beds and ancillary space in the project located in Hendersonville, TN; and

      WHEREAS, pursuant to resolution, the Board of National Health Investors, Inc. ("NHI") has agreed to finance said expansions and NHC has agreed to pay an increased lease rate thereon, all on the following terms and conditions; and

      NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, the parties do hereby amend the Master Lease by the addition of the following as paragraph 2.07:

      2.07: Expanded Project. Landlord and Tenant hereby agree that Tenant is granted the right to increase the licensed bed capacity and/or create revenue producing ancillary space at the Leased Property located in Hendersonville, TN, so long as the expansion is authorized with a certificate of need from the appropriate governmental authority and is constructed in a substantially similar manner as the existing Leased Property. Landlord agrees, at the request of Tenant from time to time, to reimburse Tenant for such hard costs, including land, construction, landscaping, fixtures or appurtenances, and capitalized interest incurred during construction as Tenant may have incurred in the expansion of the Project. At such time as this reimbursement is sought by Tenant, Tenant agrees to amend the individual lease for that Leased Property, and to increase the base rent thereon by an annual factor equal to 9.5% times the cost and expense reimbursed by Landlord.

      The parties further agree that the Additional Rent provided for in paragraph 2.02 above shall commence on that part of the Leased Property expanded pursuant to the terms of this paragraph 2.07 effective the first day of January of 1999, with 1998 as the Base Year.

      All the rest and residue of the Master Lease and the individual lease on the Leased Property located in Hendersonville, TN, is hereby ratified and affirmed. Executed effective this the 31st day of December, 1997.

      LANDLORD:         NATIONAL HEALTH INVESTORS, INC.

                        /s/ Richard F. LaRoche, Jr.
                        Richard F. LaRoche, Jr., Vice President

      TENANT:           NATIONAL HEALTHCARE L.P.

                        /s/ Robert G. Adams
                        Robert G. Adams, Senior Vice President